UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 21, 2012

FIFTH THIRD BANCORP

(Exact Name of Registrant as Specified in Its Charter)

OHIO	001-33653	31-0854434
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Fifth Third Center 38 Fountain Square Plaza, Cincinnati, Ohio		45263
(Address of Principal Executive Offices)		(Zip Code)

(800) 972-3030

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 21, 2012, in connection with the initial public offering of Vantiv, Inc. (“Vantiv”), indirect wholly owned subsidiaries of Fifth Third Bancorp (“Fifth Third”) received Class B Common Stock of Vantiv entitling them to elect two directors to the board of directors of Vantiv (the “Class B Directors”), and on that date, Greg D. Carmichael, Executive Vice President and Chief Operating Officer of Fifth Third, and Paul L. Reynolds, Executive Vice President, Secretary and Chief Risk Officer of Fifth Third, were elected to the board of directors of Vantiv as the Class B Directors.

After the initial public offering of Vantiv, each of Messrs. Carmichael and Reynolds will receive compensation from Vantiv for their service as directors, which will consist of the following:

•	an annual cash retainer of $80,000;

•

an annual equity grant of $120,000 of value-denominated, full-value restricted stock units, which will vest on the earlier of one year from the date of the grant or the next annual stockholder meeting and will be settled in shares of stock following the termination of the director’s service; and

On March 21, 2012, each of Messrs. Carmichael and Reynolds received a grant of 7,058 restricted stock units, which will vest on the earlier of one year from the date of the grant or the next annual stockholder meeting and will be settled in shares of Class A common stock following the termination of the director’s service.

None of the aforementioned compensation will be paid by Fifth Third. The terms of the compensation paid to Messrs. Carmichael and Reynolds by Vantiv are the same as the terms of the compensation paid to all other directors of Vantiv, other than its chairman and its chief executive officer.

Item 8.01 Other Events.

On March 22, 2012, Fifth Third issued a press release announcing certain information relating to Vantiv’s initial public offering.

A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 – Press Release dated March 22, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH THIRD BANCORP (Registrant)

March 22, 2012	/s/ DANIEL T. POSTON
Daniel T. Poston
Executive Vice President and Chief Financial Officer